Filed Pursuant to Rule 433
Issuer Free Writing Prospectus dated November 14, 2007
Relating to Preliminary Prospectus Supplement dated November 14, 2007
Registration Statement No. 333-147369
Avery Dennison Corporation
8,000,000 HiMEDS Units
(initially consisting of 8,000,000 Corporate HiMEDS Units)
Security Information

Company Name:	Avery Dennison Corporation (the “Company”)

Common Stock Ticker:	NYSE “AVY”

Security Offered:	8,000,000 HiMEDS Units (initially consisting of 8,000,000 Corporate HiMEDS Units)

Registration Format:	SEC Registered
Size

	Number of	Aggregate Stated
	Units	Amount
Offering Amount:	8,000,000	$400,000,000

Underwriters’ Over-Allotment Option:	800,000	$40,000,000

Total:	8,800,000	$440,000,000
Terms

Stated Amount Per Unit:		$50.00

Annual Interest Rate on Senior Note:		5.350%	($2.6750 per year per Corporate HiMEDS Unit)

Contract Adjustment Payment Annual Rate:		2.525%	($1.2625 per year per HiMEDS Unit)

Total Distribution Rate:		7.875%	($3.9375 per year per Corporate HiMEDS Unit)

Deferred Contract Adjustment Payment Rate:		6.00%

Reference Price:	$51.25 (the last reported sale price of AVY common stock on the NYSE on November 14, 2007)

Threshold Appreciation Price:	$65.09
(Threshold Appreciation Price represents appreciation of approximately 27.00% over the Reference Price)

Minimum Settlement Rate (as defined) (subject to adjustment):	0.7682 shares of AVY common stock

Low Settlement Rate (as defined) (subject to adjustment):	0.9756 shares of AVY common stock

Settlement Rate Upon Early Settlement:	Minimum Settlement Rate of 0.7682 shares of AVY common stock

Make-Whole Shares Applicable Upon a Merger Early Settlement:

	Stock price on effective date

	$10.25	$20.50	$30.75	$41.00	$51.25	$61.50	$65.09	$76.88	$102.50	$153.75	$205.00	$256.25

Effective date
November 20, 2007	0.6074	0.2994	0.1725	0.0783	0.0000	0.1321	0.1682	0.1216	0.0785	0.0509	0.0383	0.0306
November 15, 2008	0.4159	0.2070	0.1236	0.0481	0.0000	0.0970	0.1326	0.0877	0.0536	0.0349	0.0262	0.0209
November 15, 2009	0.2139	0.1069	0.0687	0.0255	0.0000	0.0589	0.0916	0.0477	0.0271	0.0179	0.0134	0.0108
November 15, 2010	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
The exact stock prices and effective dates may not be set forth in the table above, in which case:
•	If the stock price is between two stock price amounts in the table or the effective date is between two effective dates in the table, the number of make-whole shares will be determined by a straight-line interpolation between the number of make-whole shares set forth for the higher and lower stock price amounts and the two dates, as applicable, based on a 365-day year;

•	If the stock price is greater than $256.25 per share (subject to adjustment), the number of make-whole shares will be zero; and

•	If the stock price is less than $10.25 per share (subject to adjustment) (the “minimum stock price”), the number of make-whole shares will be determined as if the stock price equaled the minimum stock price, using the straight line interpolation referred to above, if the effective date is between two dates on the above table.

Total Number of Shares of AVY Common Stock Issuable per HIMEDS Unit (subject to adjustment):	1.5830 shares of AVY common stock
Dates

Trade Date:	November 14, 2007

Offering Settlement Date:	November 20, 2007

Purchase Contract Settlement Date:	November 15, 2010

Senior Note Maturity Date:	November 15, 2020, or such earlier maturity date not earlier than November 15, 2012 as the Company may elect in connection with a successful remarketing

Senior Note Interest and Contract Adjustment Payment Dates:	February 15, May 15, August 15 and November 15 (subject to the Company’s right to defer contract adjustment payments)

First Senior Note Interest and Contract Adjustment Payment Date:	February 15, 2008 (subject to the Company’s right to defer contract adjustment payments)

Economics

Price to Public per HiMEDS Unit:	$50.00

Aggregate Price to Public:	$400,000,000

Underwriting Commissions per HiMEDS Unit:	$1.50

Selling Concession per HiMEDS Unit:	$0.90

Aggregate Underwriting Commissions:	$12,000,000 ($13,200,000 if the underwriters exercise their over-allotment option in full)

Net Proceeds to the Company, After Deducting Underwriting Commissions and Estimated Expenses:	$387,000,000 ($425,800,000 if the underwriters exercise their over-allotment option in full)
Trading Information

Listing for Corporate HiMEDS Units:	The Company has applied to list the Corporate HiMEDS Units on the New York Stock Exchange under the symbol “AVY PrA.”

CUSIP for Corporate HiMEDS Units:	053611307

ISIN for Corporate HiMEDS Units:	US0536113071

CUSIP for Senior Notes:	053611AE9

ISIN for Senior Notes:	US053611AE95

CUSIP for Treasury HiMEDS Units:	053611406

ISIN for Treasury HiMEDS Units:	US0536114061

CUSIP for Treasury Securities:	912820MJ3

ISIN for Treasury Securities:	US912820MJ33

Pro Forma Capitalization (amounts in millions)

Pro forma capital in excess of par value	$804.8

Pro forma total shareholders’ equity	$1,870.2

Pro forma total capitalization	$4,211.0

		Number of
Underwriters		Units

Joint Book-Running Managers	JPMorgan (Sole Structuring Advisor)	3,200,000
	Citi	1,752,800
Co-Managers	Banc of America Securities LLC	1,148,000
	Barclays Capital	927,200
	Wachovia Securities	972,000

		8,000,000

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement (and the supplement thereto) and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offerings will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities Inc. toll-free at 1-866-430-0686 or Citi toll-free at 1-800-831-9146.

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